Exhibit 99
News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Paul F. Clemens
Chief Financial Officer
TRADED:	NASDAQ Global Select Market		(630) 875-7347
SYMBOL:	FMBI		www.firstmidwest.com

First Midwest Bancorp, Inc. Declares Quarterly Dividend of $0.01 Per Share Retaining $42 Million in Additional Capital Per Year

ITASCA, IL, MARCH 16, 2009 - First Midwest Bancorp, Inc. (the "Company" or "First Midwest") (NASDAQ NGS: FMBI) today announced that the Board of Directors has declared a quarterly common stock dividend of $0.01 per share, payable April 14, 2009 to shareholders of record on March 27, 2009.

"This was a very difficult decision, arrived at only after exhaustive consideration of competing capital alternatives," said Michael L. Scudder, President & Chief Executive Officer. "In the final assessment, building capital is clearly the right decision as we confront today's increasingly adverse credit cycle and a weakening national economy. The strength of our core earnings allows us to organically generate meaningful capital. Through this action, we will lever this strength and retain approximately $42 million in tangible common equity annually. Consistent with our dividend history, we would look to return to a more normalized dividend level as circumstances permit."

As of December 31, 2008, the Company's Tier 1 regulatory capital level was $766 million, representing 11.60% of risk weighted assets as compared to the 6.00% minimum regulatory requirement to be considered "well capitalized." Concurrently, tangible common equity was $431 million, 5.23% of tangible assets and 6.53% of risk-weighted assets.

"Today's dividend action is part of a larger commitment to grow the tangible common equity component of total capital," Scudder further commented. "This component is being given increased attention and afforded greater weight in today's market place as a measure of financial strength. At the same time, this action also provides additional capital flexibility as the Company evaluates its capital alternatives, including the possible redemption of the U.S. Treasury's preferred stock investment."

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 62 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan Awards for Business Excellence in Workforce Flexibility in the greater Chicago Area.

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